Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

RECITALS:

A.	The parties to this Separation Agreement and Release are Richard Trauger (“Trauger”) and CytoDyn Inc., a Colorado corporation (“Company”).

B.	Trauger and Company desire to settle all claims, whether known or unknown, to the date hereof, on the following terms and conditions:

THE PARTIES AGREE AS FOLLOWS:

1.	Trauger’s employment with Company ended on April 15, 2013 (the “Termination Date”). Company has paid Trauger all earned and unpaid wages, all expense reimbursements, and all unused vacation accrued through the Termination Date by delivering to Trauger one or more checks for such amounts, less regular deductions and withholdings.

2.	Company agrees to pay or provide to Trauger an monthly amount equal to Trauger’s most recent monthly base salary ($18,750) for a period of three months, less legally required deductions and withholdings, paid in regular semi-monthly installments in accordance with Company’s normal payroll practices and commencing with the first payroll period after the Effective Date (as defined below), in full settlement of all claims Trauger may have against Company, known or unknown, through the Effective Date. If Company fails to make any payment within five days following the date it becomes due, all remaining payments will automatically become immediately due and payable, and 9% interest will accrue on the total unpaid balance beginning on the date of acceleration until fully paid. The amounts paid to Trauger under this Separation Agreement and Release constitute pay in addition to compensation to which Trauger is otherwise entitled in exchange for a release of all claims.

3.	Subject to Employee signing this Separation Agreement and Release and not revoking the release set forth below, the Stock Option Award Agreements between Employee and the Company dated August 9, 2011, and October 10, 2012 (the “Option Agreements”), are amended to extend the Post-Termination Exercise Period (as that term is defined in each Option Agreement) to the earlier of the Expiration Date indicated in each Option Agreement or one year from the Termination Date.

4.	Company and Trauger each hereby waive any legal rights and release and forever discharge the other party from any and all liability, demands, claims, suits, actions, damages, or judgments, whether known or unknown, liquidated, fixed, contingent, direct, or indirect, which have been, could have been, or could be raised against the other party relating in any way to Trauger’s employment by Company or termination of that employment, except the right to enforce this Separation Agreement and Release according to its terms.

5.	Company and Trauger each acknowledge the full and final waiver and release of all claims which each has or may have against the other party, specifically including but not limited to all claims for relief or remedy of any type under any State or Federal laws, including but not limited to the Federal and States’ statutes relating to civil rights, employment discrimination (based on race, color, age, sex, national origin, marital status, disability, veterans status, religion, workers compensation, and family relationship, or any other legally protected status) labor, employment rights or benefits, or relating to employment or termination of employment, wage payments, and including but not limited to claims based on alleged breach of employment contract, breach of fiduciary duty, misrepresentation, fraud, defamation, tortious conduct of any type arising from or relating to Trauger’s employment or termination of employment or any other common law theories, and including but not limited to any claims for additional compensation, back pay, or benefits of any type, except accrued benefits vested under qualified pension or Section 401(k) plans maintained by Company, and including but not limited to any claim for attorney fees or costs, for reinstatement or re-employment, or for compensatory or punitive damages under any applicable statutes or common law theories, except to the extent that waiver or release of future claims is specifically prohibited by law. This release specifically includes, but is not limited to, all potential claims based upon Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USC 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act, the civil rights, employment, and labor laws of Florida, Colorado, California, and Oregon, all as amended, and any regulations under such authorities.

This Separation Agreement and Release does not waive any rights that cannot be waived as a matter of law. If any claim is prosecuted in Company’s or Trauger’s name before any administrative agency, including but not limited to the Equal Employment Opportunity Commission, similar state agencies, or the National Labor Relations Board, that party waives and agrees not to take any award of money or other damages from such action. Company and Trauger hereby confirm that each has no pending claims, suits or charges against the other party.

6.	In accordance with the Older Workers Benefit Protection Act (the “Act”), Trauger acknowledges that (a) Company is hereby advising him in writing to consult with an attorney before signing this Separation Agreement and Release; (b) he is aware of certain rights to which he may be entitled under the Act; and (c) as consideration for executing this Separation Agreement and Release, he has received additional benefits and compensation of value to which he would not otherwise be entitled.

7.	The Act provides Trauger a period of 21 days from the date of receipt for his consideration of this Separation Agreement and Release. Trauger hereby acknowledges that he received a prior version of this Separation Agreement and Release on April 15, 2013, and that any changes to this Separation Agreement and Release from the original version, whether material or immaterial, do not restart the 21-day review period.

If Trauger signs this Separation Agreement and Release, he shall have a period of seven days from the date immediately following the date of signing in which he may revoke, at his sole option, this Separation Agreement and Release. Notice of revocation shall be made in writing to Michael Mulholland, at CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035. In the event Trauger does not exercise his right to revoke this Separation Agreement and Release, it shall become effective immediately following the seven-day period.

8.	As further consideration and inducement for this Separation Agreement and Release, Company and Trauger hereby waive and release any and all rights under Section 1542 of the California Civil Code which each party has or may have with respect to the other party. California Civil Code Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Company and Trauger affirm that each understands that Section 1542 gives them the right not to release existing claims of which they are not now aware, unless they voluntarily choose to waive this right. Having been so apprised, Company and Trauger nevertheless hereby voluntarily elect to, and do waive the rights described in Section 1542 and elect to assume all risks for claims that exist in each party’s favor, known or unknown, which arise from the subject of this Separation Agreement and Release.

9.	Company and Trauger each promises not to prosecute, maintain, or institute any action, suit, or proceeding of any kind or nature whatsoever against the other party for any reason arising out of Trauger’s employment or the termination of his employment, except for breach of this Separation Agreement and Release.

10.	If Trauger should breach the covenant set forth above or if Trauger or any agency acting on his behalf challenges the validity of this Separation Agreement and Release, Company may elect to rescind this Separation Agreement and Release. In that event, Trauger agrees to repay all amounts received under Section 2 above within ten days after written notice of the rescission is mailed to his last-known address. In the event that Company is required to defend a lawsuit or proceeding filed or initiated by Trauger or on his behalf in breach of his covenant set forth in Section 9 above, Trauger shall indemnify Company against all expenses (including discovery and other costs of such action, suit, or proceeding, and attorney fees) incurred by such person or entity in defending the same.

11.	Company and Trauger each agree to make no negative or disparaging oral or written remarks or statements of any nature whatsoever about the other party, or, with respect to statements by Trauger, the Company’s officers, directors, employees or products, to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site.

12.	Company acknowledges that Trauger has delivered to Company all property belonging to Company.

13.	Trauger agrees to and by execution of this Separation Agreement and Release does voluntarily resign from his position as a member of the Board of Directors effective as of the Effective Date.

14.	Trauger understands and agrees that, as a condition of Company’s commitments to him hereunder, Trauger shall not be entitled to any other employment with Company and that he will not apply for employment with Company. Company will not object to Trauger’s filing for or collection of unemployment in accordance with applicable laws.

15.	Trauger acknowledges and reaffirms Trauger’s continuing obligations under the Employee Inventions Assignment and Non-Disclosure Agreement that Trauger entered into in connection with Trauger’s employment with Company, and will strictly comply with the terms of this agreement. Trauger will continue to maintain Confidential Information in strict confidence, and will continue to cooperate with Company in the procurement and maintenance of Company’s rights to intellectual property and hereby assigns to Company any and all Work Inventions. As used in this paragraph, the terms Confidential Information and Work Inventions have the meanings assigned to them in the Employee Inventions Assignment and Non-Disclosure Agreement.

16.	Company and Trauger acknowledge that the provisions of the Indemnification Agreement dated January 8, 2013, between the parties continue in effect in accordance with the terms of that agreement. Company will continue to provide indemnification for Trauger for the duration of the period specified in Section 16(a) thereof.

17.	Except as otherwise expressly provided herein, all agreements and understandings between the parties are embodied and expressed herein. Trauger acknowledges that no representations have been made to him other than those set forth herein. The terms of the release and discharge contained herein are contractual and are not mere recitals.

18.	The parties acknowledge that the only consideration for this Separation Agreement and Release is the consideration expressly described herein, that each party fully understands the meaning and intent of this Separation Agreement and Release, and that this Separation Agreement and Release has been executed voluntarily.

19.	This Separation Agreement and Release shall be interpreted, construed, and enforced in accordance with the laws of Oregon, excluding its choice of law rules.

20.

The payments under this Separation Agreement and Release are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) by reason of being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9). All provisions of this Separation Agreement and Release shall be interpreted in a manner consistent with preserving these exemptions. Each payment of any severance amount payable under this Separation Agreement and Release will be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A. As used in this Agreement, “termination of employment” and similar terms means “separation from service” as defined and interpreted in Code Section 409A, Treasury Regulation 1.409A-1(h), or in subsequent regulations or other guidance issued by the Internal Revenue Service. If (a) Trauger is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any portion of any severance amount payable under this Separation Agreement and Release does not qualify for exemption from Code Section 409A, then payments of such amounts that are not exempt from Code Section 409A will be made in accordance with the terms of this Separation Agreement and Release, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of Trauger’s termination of employment, or (ii) Trauger’s death. Any payments delayed pursuant to the prior sentence will be made in a lump sum on the first day of the seventh month following the date of termination of Trauger’s employment (or the first business day thereafter), and Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of termination of Trauger’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Separation Agreement and Release. In no event will Company be liable for any tax, interest, or penalties that may be imposed on Trauger under Code Section 409A or any damages for failing to comply with Code Section 409A.

21.	In the event of suit or action for breach of this Separation Agreement and Release, the prevailing party shall be entitled to an award of attorney fees at trial and on appeal, in addition to any other relief to which the party may be entitled.

22.	The date on which this Separation Agreement and Release shall become effective (the “Effective Date”) is the date on which it may no longer be revoked under Section 7 above, assuming it has been executed by both parties.

/s/ Richard Trauger	Date: May 31, 2013
Richard Trauger

CYTODYN INC.

/s/ Nader Pourhassan	Date: May 30, 2013
By: Nader Pourhassan
Title: President and Chief Executive Officer